Exhibit 99.1

Columbia Sportswear Company Reports Record Third Quarter 2004 Results; Company Announces Spring Backlog Increase of 16.1 Percent

    PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 28, 2004--Columbia
Sportswear Company (Nasdaq:COLM):

    Highlights:

    -- Global net sales increased to a third quarter record $415.8 million, an 11.4 percent increase over third quarter 2003 sales of $373.4 million.

    -- Net income increased 7.9 percent to $68.6 million, also a third quarter record, or $1.68 per diluted share, compared to $1.56 last year.

    -- Global spring product backlog increased 16.1 percent to $339.5 million; consolidated backlog, which includes fall product orders, increased 16.5 percent to $586.0 million.

    -- Full year 2004 net income guidance raised to 14 to 15 percent over 2003 results.

    Columbia Sportswear Company (Nasdaq:COLM), a global leader in the active outdoor apparel and footwear industries, today announced record third quarter net sales of $415.8 million for the quarter ended September 30, 2004, an increase of 11.4 percent over net sales of $373.4 million for the same period of 2003. The Company reported record net income for the third quarter of 2004 of $68.6 million, a
7.9 percent increase over net income of $63.6 million for the same period of 2003. Earnings per share for the third quarter of 2004 were $1.68 (diluted) on 40.9 million weighted average shares, compared to earnings per share of $1.56 (diluted) for the third quarter of 2003 on
40.8 million weighted average shares.
    Compared to the third quarter of 2003, U.S. sales increased 5.8 percent to $264.4 million, Other International sales increased 51.2 percent to $43.1 million, European sales increased 28.7 percent to $58.8 million, and Canadian sales increased 0.2 percent to $49.5 million for the third quarter of 2004.
    Excluding changes in currency exchange rates, Other International sales increased 47.8 percent, European sales increased 18.9 percent, and Canadian sales decreased 4.1 percent, for the third quarter of 2004. Consolidated net sales for the third quarter of 2004 increased
9.3 percent, excluding changes in currency exchange rates, compared to the same period of last year.
    For the third quarter of 2004, sportswear sales increased 26.0 percent to $108.4 million, footwear sales increased 35.7 percent to $62.7 million, outerwear sales increased 1.6 percent to $224.4 million, equipment sales increased 21.4 percent to $1.7 million, and accessories sales decreased 1.6 percent to $18.6 million compared to the third quarter of 2003.
    Tim Boyle, Columbia's president and chief executive officer, commented, "We are pleased with our outstanding third quarter results, driven by strong sales growth of our sportswear and footwear product categories, and sustained sales momentum of our outerwear products in Europe and Other International markets. These results confirm our multiple growth strategies of leveraging our brands internationally and further developing our product offerings as we establish our brands globally."

    Backlog

    The Company reported that as of September 30, 2004, spring backlog increased 16.1 percent to $339.5 million, compared to spring backlog of $292.5 million at September 30, 2003. Consolidated product backlog at September 30, 2004 was $586.0 million, an increase of 16.5 percent compared to consolidated product backlog of $503.0 million in the same period of 2003.
    Boyle commented, "Spring backlog growth was solid, led by strong growth in domestic orders of sportswear and footwear products. Our brands continue to perform well at retail, resulting in healthy future order growth from our retail customers. We are encouraged with the spring order growth in the United States, which drove backlog growth for the Company, underscoring the value offered by Columbia's brands domestically. The backlog results we reported today position us well for continuing top-line growth for the balance of this year and into the first quarter of 2005."

    Share Repurchase

    In April 2004, Columbia's Board of Directors authorized the Company to repurchase up to $100 million of its common stock in open market or private transactions. During the third quarter of 2004, the Company repurchased 653,535 shares of common stock at an aggregate purchase price of $35.2 million. Through October 27, 2004, 798,356 shares have been repurchased by the Company for an aggregate purchase price of $43.1 million.

    Guidance

    Boyle continued, "Based on our current outlook, we are raising fourth quarter and full year guidance. We believe that our strategies will enable us to generate fourth quarter 2004 revenue growth of 13 to 14 percent and net income growth of 17 to 20 percent compared to the fourth quarter of 2003. Based on the current outlook for the fourth quarter, we believe full year 2004 revenue growth of approximately 14 percent and net income growth of 14 to 15 percent compared to full year 2003 results is achievable."
    Boyle concluded, "Based in part on the reported spring backlog, and taking into account slightly less foreign currency translation benefits and additional investments to support future growth, we expect revenue growth for the first quarter of 2005 of approximately 13 percent and net income to remain flat compared to the first quarter of 2004. As a reminder, spring accounts for a relatively small percentage of our overall business; the bulk of our revenues and profits historically come in the second half of the year. Further out, it is difficult for us to gauge revenue and profitability levels until we gain more visibility into the fall 2005 season. Please note that these projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly."
    The Company will host a conference call to elaborate on third quarter 2004 results on Thursday, October 28, 2004 at 5 p.m. Eastern. The call will include discussions regarding the Company's third quarter 2004 performance in general, the Company's geographic and merchandise category performance, and the Company's future opportunities. To participate, please dial 800-257-6566 in the United States (outside the United States, please dial 303-262-2140) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company's website at www.columbia.com. The webcast will be archived on the investor information section of the Company's website until November 11, 2004.
    Founded in 1938 in Portland, Ore., Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company's Web sites at www.columbia.com, www.sorel.com and www.mountainhardwear.com.

    This press release contains forward-looking statements, including Mr. Boyle's statements regarding anticipated revenues and earnings for the fourth quarter and full year 2004 and performance in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, under the heading "Factors That May Affect Our Business and the Price of Our Common Stock," and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K.
    Risk factors that may affect future revenues and earnings include international risks, including trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; effective implementation of the Company's Kentucky distribution center and expansion of the Company's other distribution facilities; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of Company customers; the Company's ability to fully and cost-effectively integrate Sorel and Mountain Hardwear into its existing operations; the Company's ability to effectively deliver its products to customers in a timely manner despite potential service interruptions; the Company's reliance on product acceptance by consumers; effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company's products); dependence on independent manufacturers and suppliers; effectiveness of the Company's sales and marketing efforts; intense competition in the industry (which the Company expects to increase); the Company's ability to achieve and manage growth effectively; business disruptions and costs arising from disease outbreaks, acts of terrorism or military activities around the globe; operations of the Company's and third party computer systems; and the Company's ability to establish and protect its intellectual property. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in Company expectations.


                     COLUMBIA SPORTSWEAR COMPANY
                     CONSOLIDATED BALANCE SHEETS
                           (In thousands)

                                                    September 30,
                                                ---------------------
                                                     2004       2003
                                                  --------   --------
 Current Assets:
   Cash and cash equivalents                    $ 123,344  $  85,882
   Accounts receivable, net                       374,696    321,169
   Inventories                                    194,381    166,072
   Deferred tax asset                              17,746     16,439
   Prepaid expenses and other current assets       10,363      6,459
                                                  --------   --------
       Total current assets                       720,530    596,021

 Property, plant and equipment, net               150,089    119,024
 Intangibles and other assets                      38,218     37,227
                                                  --------   --------
       Total assets                             $ 908,837  $ 752,272
                                                  ========   ========

 Current Liabilities:
   Accounts payable                             $  71,291  $  51,452
   Accrued liabilities                             90,516     79,898
   Current portion of long-term debt                4,571      4,558
                                                  --------   --------
       Total current liabilities                  166,378    135,908

 Long-term debt                                    11,714     16,259
 Other liabilities                                  8,110      7,530
 Shareholders' equity                             722,635    592,575
                                                  --------   --------
       Total liabilities and shareholders'
        equity                                  $ 908,837  $ 752,272
                                                  ========   ========


                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                              Three Months Ended  Nine Months Ended
                                 September 30,       September 30,
                              ------------------- -------------------
                                  2004      2003      2004      2003
                               --------  --------  --------  --------

Net sales                     $415,759  $373,409  $793,531  $694,357
Cost of sales                  219,371   194,592   430,029   374,077
                               --------  --------  --------  --------
  Gross profit                 196,388   178,817   363,502   320,280
                                  47.2%     47.9%     45.8%     46.1%

Selling, general, and
 administrative                 92,689    78,748   215,545   182,213
Net licensing income            (1,594)     (678)   (3,072)   (1,287)
                               --------  --------  --------  --------
Income from operations         105,293   100,747   151,029   139,354

Interest income, net            (1,022)      148    (2,873)     (224)
                               --------  --------  --------  --------
Income before income tax       106,315   100,599   153,902   139,578

Income tax provision            37,742    37,027    54,635    51,644
                               --------  --------  --------  --------
Net income                    $ 68,573  $ 63,572  $ 99,267  $ 87,934
                               ========  ========  ========  ========

Net income per share:
  Basic                       $   1.70  $   1.59  $   2.46  $   2.20
  Diluted                         1.68      1.56      2.42      2.17
Weighted average shares
 outstanding:
  Basic                         40,254    39,984    40,347    39,894
  Diluted                       40,895    40,781    40,977    40,540


    CONTACT: Columbia Sportswear Company
             David W. Kiser, 503-985-4584